                                                                    Exhibit 16.2

January 25, 2002


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Aerovox Incorporated and, under the date of February 23, 2001, except for notes 2 and 5 which are as of April 6, 2001, we reported on the consolidated financial statements of Aerovox Incorporated as of and for the year ended December 30, 2000. On August 15, 2001, we resigned. We have read Aeorovox Incorporated's statements included under Item 4 of its Form 8-K dated August 15, 2001, and we agree with such statements.

Very truly yours,

(signed) KPMG LLP